May 5, 2005

Reporters May Contact:

Robin Rees, Peoples Bank, (417) 724-5058 rrees@peoplesbanking.com	Kelly Polonus, Great Southern, (417) 895-5242 kpolonus@greatsouthernbank.com

Great Southern Bank to Acquire Three Branches
From Peoples Bank of the Ozarks

Springfield, Mo. -- Peoples Bank of the Ozarks and Great Southern Bank, a wholly-owned subsidiary of Great Southern Bancorp (NASDAQ:GSBC), announced today that a definitive agreement has been signed for Great Southern to purchase three branches from Peoples Bank of the Ozarks. The purchase, approved by each bank's Board of Directors and subject to regulatory approval, will bring Great Southern's number of branches to 34 in southwest and central Missouri. The central Missouri branches are located in Camdenton, Climax Springs and Greenview, which are in close proximity to Great Southern branches in Buffalo, Lebanon and Osage Beach.

"Ownership of Peoples Bank has been affiliated with banking in central Missouri since 1971 and we value the relationships we have made," said Peoples Bank President & CEO James E. Huff. "This is a positive step forward for both Peoples Bank and Great Southern and the customers and employees affiliated with the three branches in Camden County. While the sale of these branches was a difficult decision, this will allow us to focus more on our primary market, which is southwest Missouri. We feel that Great Southern will value the relationships we have established and be committed to continue building upon our strong foundation."

"Great Southern has served the central Missouri region for many years and these additional branches will strengthen our presence in this growth area of our state," said Great Southern President and CEO Joseph W. Turner. "We are excited about welcoming this strong team of employees to Great Southern and we look forward to building relationships with customers in these communities and providing the high level of convenience, value and service that Great Southern offers to all of its customers."

The acquisition, representing approximately $35 million in deposits and $14 million in loans, is expected to be complete in the third quarter of 2005. For now, customers at these branches should continue to bank as they always have. Customers will be notified in advance with information related to the transition.

About Peoples Bank of the Ozarks

Peoples Bank is a locally owned bank headquartered in Nixa, Mo., with total assets of $280 million. Peoples Bank currently operates 12 retail banking branches in six southwest and central Missouri counties, as well as a loan production office in Ozark, Mo.

www.peoplesbanking.com

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About Great Southern

With total assets of $1.91 billion, Great Southern offers banking, investment, insurance and travel services. Headquartered in Springfield, Mo., Great Southern operates 31 retail banking branches and more than 150 ATMs throughout southwest and central Missouri. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis, Mo. Great Southern Bancorp's common stock (ticker: GSBC) is listed on the NASDAQ stock exchange.

www.greatsouthernbank.com

When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in Great Southern Bancorp's ("Company") market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.